Exhibit 5.1

[Letterhead of Perry, Guthery, Haase & Gessford, P.C., L.L.O.]

January 30,  2004

Nelnet, Inc.
121 South 13th Street
Suite 201
Lincoln, Nebraska 68508

Re:	Nelnet, Inc.
Registration Statement on Form S-8

Dear Sir/Madam:

                    We have acted as counsel to Nelnet, Inc., a Nebraska corporation (the “Company”), in connection with the Form S-8 Registration Statement (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) registering under the Securities Act of 1933, as amended (the “Act”), 2,100,000 shares of the Company’s Class A Common Stock, par value $0.01 per share (the “Class A Common Stock”), comprised of shares issuable under the Nelnet, Inc. Employee Share Purchase Plan, the Nelnet, Inc. Directors Stock Compensation Plan and the Nelnet, Inc. Restricted Stock Plan (collectively, the “Plans”).

                    We have examined copies of such corporate records and made such inquiries as we have deemed necessary for purposes of rendering the opinion set forth below.

                    Based upon the foregoing, in our opinion, the shares of Class A Common Stock to be issued by the Company, when issued in the manner contemplated by the Plans, will be legally issued, fully paid and non-assessable.

                    In rendering the opinion set forth above, we express no opinion as to the laws of any jurisdiction other than the Business Corporation Act of the State of Nebraska and the federal laws of the United States of America.

                    We hereby consent to the filing of a copy of this opinion with the Commission as an exhibit to the Registration Statement.

Very truly yours,

/s/ PERRY, GUTHERY, HAASE &
GESSFORD, P.C., L.L.O.